Exhibit 3.49

          I, HARRIET SMITH WINDSOR, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF FORMATION OF “CSE CASABLANCA HOLDINGS LLC”, FILED IN THIS OFFICE ON THE TWENTY-SECOND DAY OF MARCH, A.D. 2007, AT 9:53 O’CLOCK A.M.

	/s/ Harriet Smith Windsor
	Harriet Smith Windsor, Secretary of State
4321459 8100	AUTHENTICATION:	5530040
070346902	DATE:	03-22-07

State of Delaware Secretary of State Division of Corporations Delivered 10:01 AM 03/22/2007 FILED 09:53 AM 03/22/2007 SRV 070346902 - 4321459 FILE
DELAWARE
CERTIFICATE OF FORMATION

OF

CSE CASABLANCA HOLDINGS LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6, Section 18-201 of the Delaware Limited Liability Company Act and the acts amendatory thereof and supplemental thereto) hereby certifies that:

1.	NAME

The name of the limited liability company is CSE Casablanca Holdings LLC (the “LLC”).

2.	REGISTERED OFFICE AND AGENT

The address of the LLC’s registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801, County of New Castle. The name of the LLC’s registered agent at such address is The Corporation Trust Company.

                 IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CSE Casablance Holdings LLC this 21st day of March, 2007.

By:	/s/ Carolyn Silva-Quagliato
Carolyn Silva-Quagliato
Authorized Person